Exhibit 4.181

SECOND AMENDMENT TO THE GEOTHERMAL
LEASE AND AGREEMENT

THIS SECOND AMENDMENT ("Second Amendment") to the Geothermal Lease and Agreement, with an effective date of February 1, 2009 ("Lease"), is entered into by and between the parties listed on Exhibit A, which is attached hereto and incorporated herein by this reference, in their respective and undivided percentage interests in the surface of the Property (as defined below) ("Surface Lessors"), the Parties listed on Exhibit B, which is attached hereto and made a part hereof, in their respective undivided percentage interests in the subsurface of the Property (as defined below) ("Mineral Lessors"), ("Surface Lessors" and "Mineral Lessors" are collectively referred to in this Second Amendment as "Lessors") and ICELAND AMERICA ENERGY, INC., a California corporation, located at 707 Wilshire Boulevard, Suite 4500, Los Angeles, California 90017 ("Lessee") as of the 31st day of March 2011 (the "Effective Date"). The parties hereto are each referred to as a "Party," or, collectively, as the "Parties."

RECITALS

WHEREAS, the Parties have entered into the Lease to provide to Lessee the exclusive right to drill for, produce, extract, take and remove from the Property (as defined in the first Recital of the Lease) geothermal Resources (as defined in Section 1 of the Lease);

WHEREAS, the First Amendment to the Geothermal Lease and Agreement, dated as of February 1, 2011 ("First Amendment) provided for a one-time bonus payment to be made to Lessors as of the Partnership Closing Date, which was defined as "on or before February 28, 2011, but in no case later than March 31, 2011";and

WHEREAS, the Parties each acknowledge and agree that Lessee is in the process of documenting, and intends to close, the business transaction between Lessee and Nevada Geothermal Power as such transaction is set forth in the First Amendment.

NOW THEREFORE, for consideration hereby acknowledged by the Parties as sufficient and received, the Parties do hereby agree as follows:

1. Amendment of Lease.

1.1. The first sentence of the opening paragraph of Section 2 of the First Amendment is stricken in its entirety, and the following is substituted therefor:

"The Parties each acknowledge that Lessee is currently in negotiations to formalize a proposed transaction between IAE and Nevada Geothermal Power Corp., which transaction is scheduled to close on or before May 6, 2011, but in no case later than May31,2011 (the "Transaction Closing Date")."

The remainder of the opening paragraph of Section 2 of the First Amendment shall remain unchanged in all other respects.

1.2. Section 2(a) of the First Amendment is stricken in its entirety and the following is substituted therefor:

"(a) On the Transaction Closing Date, Lessee shall pay to Lessors a one-time bonus in an amount equal to Two Hundred and Sixty Four Thousand Dollars and No Cents ($264,000.00) in United States currency...”

The remainder of Section 2 of the First Amendment shall remain unchanged.

1.3. Section 19 of the Lease shall be deleted in its entirety and the following substituted therefor:

Section 19. Right to Mortgage.

(a) Lessee shall have the right at all times during the term of this Agreement to obtain bona fide loans (including through special purpose revenue bonds) and to secure such loans by encumbering the leasehold estate created by this Agreement by any mortgage, deed of trust or other security instrument, including, without limitation, an assignment of the rentals, issues and profits therefrom ("Leasehold Mortgages"). Lessee shall provide the Lessors with reasonable advance notice of arrangements to obtain Leasehold Mortgages.

(b) The proceeds of such loans, however, shall be used for the planning, financing, development, design, purchase, construction, maintenance, and operation of one or more power plants, well fields and related equipment, personal property, fixtures and improvements necessary or desirable in the operation of such facilities on the Property or utilizing Resources produced from the Property.

(c) During the continuance of each and every Leasehold Mortgage and until such time as the lien of each and every Leasehold Mortgage has been extinguished, all Lessors and Lessee shall cooperate in including in this Agreement any provision which may be reasonably requested by an owner or holder of the Leasehold Mortgage ("Leasehold Lender") by suitable amendment or other instrument, including site leases, easements, or licenses granted thereunder, the cost of which shall be borne by the Lessee.

(d) All Lessors and Lessee further agree that any equity participant in the development of one or more electrical power plants which utilize Resources produced from the Property, for the purpose of implementing mortgagee protection provisions, shall allow the Leasehold Lender or equity participant reasonable means to protect or preserve the lien of the Leasehold Mortgagee and to protect the rights and interest of any such equity participant on the occurrence of a default by Lessee under the terms of the Lease pursuant to this Agreement.

(e) All Lessors each agree to execute, deliver, and acknowledge any agreement necessary to effect any such amendment or other instrument.

(f) Lessors shall have no obligation to execute such amendment or other instrument which in any way affects the term hereof, the indemnities provided herein, or rentals or royalties payable under this Agreement, or otherwise materially affects the rights or obligations of Lessors hereunder.

(g) Lessors shall be liable to Lessee for any damage suffered as a consequence of such Lessors' arbitrary and wrongful refusal to, within twenty (20) business days of a request, execute, deliver and acknowledge any document necessary to effect any amendment or other instrument provided for in Section 19 of this Agreement.

2. Termination. In the event that the payments set forth in the Lease, as amended by this First Amendment, are not paid to Lessors as provided pursuant to the Lease, as amended hereunder, then the respective rights, duties and obligations shall inure to the parties in accordance with the Lease.

3. Conflicts. In the event of a conflict between the Lease, as amended by the First Amendment, and this Second Amendment, this Second Amendment shall control.

4. Full Force and Effect. Other than as specifically provided for herein, the Lease shall continue in full force and effect as set forth therein.

5. Countersignatures. This Second Amendment may be executed in one (1) or more countersignatures that, when compiled together, will be one (1) document. Facsimile or electronic signatures shall have the same legal effect as original signatures.

[SIGNATURES ON NEXT PAGE]

IN WITNESS WHEREOF, the Parties have executed this Second Amendment as of the Effective Date set forth above.

LESSEE:
ICELAND AMERICA ENERGY, INC.
/s/ Paul E. Wilson
Chief Executive Officer

SURFACE LESSORS:

JORDAN ENTERPRISES,
a California limited liability company

/s/ Stephen Elmore Jordan, Manager
/s/ Hetty Joy Jordan, Manager
/s/ John Russell Jordan, Manager

MINERAL LESSORS:

/s/ Alyssa Jene Jordan
/s/ Stephen Elmore Jordan

JOHN RUSSELL JORDAN TRUST DATED JUNE 23, 1961
/s/ Stephen Ellison, Trustee

JOHN RUSSELL JORDAN EXEMPT TRUST
/s/ John Russell Jordan, Trustee

STEPHEN ELEMORE, JORDAN EXEMPT TRUST
/s/ Stephen Elmore Jordan, Trustee

HETTY JOY KRAMER EXEMPT TRUST
/s/ Hetty Joy Kramer, Trustee

EXHIBIT A
SURFACE LESSORS

100% JORDAN ENTERPRISES, a California Limited Liability Company
1280 Main Street
Brawley, California 92227
Managers: Stephen Elmore Jordan, Hetty Joy Jordan Kramer, John Russell Jordan

EXHIBIT B
MINERAL LESSORS

10% Alyssa Jene Jordan
54 Corsica
Newport Beach, CA 92660

15% Stephen Ellison, Trustee of the John Russell Jordan Trust Dated June 23, 1961
1280 Main Street
Brawley, California 92227

25% Stephen Elmore Jordan
527 South "L" Street
Lompoc, California 93438

25% Hetty Joy Kramer
P.O. Box 192
Brawley, California 92227

8.3333% John Russell Jordan Exempt Trust
John Russell Jordan Trustee
1280 Main Street
Brawley, California 92227

8.3333% Stephen Elmore Jordan Exempt Trust
Stephen Elmore Jordan Trustee
526 South "L" Street
Lompoc, California 93438

8.3333% Hetty Joy Kramer Exempt Trust
Hetty Joy Kramer Trustee
P.O. Box 192
Brawley, California 92227